September 29, 1999

Mr. Jonathan Steinberg
Individual Investor Group, Inc.
125 Broad Street
14th Floor
New York, NY 10004

Re: Binding Letter Agreement

Dear Jonathan:

1. This letter (the "Letter Agreement") dated as of September 29, 1999 (the "Effective Date") will confirm our agreement that, subject to the terms and conditions hereof, Individual Investor Group, Inc. ("II") and Telescan, Inc. ("Telescan") shall enter into a License and Service Agreement (the "License and Service Agreement) in accordance with and containing the terms contained in this Letter Agreement and the License and Service Agreement Term Sheet attached hereto as Attachment 1. The parties intend that the License and Service Agreement when executed shall supersede this Letter Agreement.

2. II shall license the Telescan Features (defined on Attachment 1) to be received and displayed on (a) all websites owned and operated by or on behalf II and (b) ConvertInvestor.com (collectively, "II Websites"). With respect to each II Website, II shall have the sole discretion to select which, if any, Telescan Features shall be displayed on such II Website.

3. II shall pay the License Fee (defined on Attachment 1) for each of the Telescan Enterprise Technology Licenses (defined on Attachment 1). II shall pay the Aggregate License Fee (defined on Attachment 1) upon execution of this Letter Agreement. Telescan represents that the pricing and terms under this Letter Agreement with respect to the Telescan Enterprise Technology Licenses (defined on Attachment 1) and the Service (defined on Attachment
     1) are equivalent to and no worse than the pricing and terms upon which Telescan is currently providing equivalent products and/or services (except pursuant to agreements entered into by Telescan more than one year prior to the Effective Date, so long as not all current customers of such products and/or services are so excluded) .

4. II shall pay the Aggregate License Fee (defined on Attachment 1) by issuing and delivering to Telescan a certificate reflecting the number of shares of II common stock obtained by dividing the Aggregate License Fee by the average of the closing prices of II common stock as reported by Nasdaq over the seven business days prior to the Effective Date. II shall file at its expense, within thirty (30) days of the execution of this Letter Agreement, a registration statement with respect to the shares issued pursuant to this paragraph. In connection with the issuance of the License Fee Shares, the parties shall execute a Stock Purchase Agreement in substantially the form set forth on Attachment 3.

5. Telescan shall provide the Service (defined on Attachment 1) and the Development Work (defined on Attachment 1) to any of the II Websites that II may designate (the "Telescan Hosted II Sites; II Websites that are not Telescan Hosted II Sites shall be referred to as "Licensed Sites"). Telescan also shall provide the Service and Development Work to pages of Licensed II Sites containing Telescan Features (the "Telescan Feature Pages"). Each Telescan Feature Page shall have the branding of the applicable Licensed II Site. II will be responsible for the site navigation, architecture and development of the "look and feel" of the II Websites and the Telescan Feature Pages. If II desires Telescan to perform any work beyond the Service, the parties will mutually agree upon the fees to be paid to Telescan for such additional work; Telescan agrees that such fees will not exceed the lowest rates it is then-currently charging to third parties for similar development work, excluding work performed pursuant to agreements entered into more than one year prior to the Effective Date; in the event Telescan receives non-cash consideration with respect to such development work, the rate for such development work shall be based upon the fair market value of the consideration received. Each page of the Telescan Hosted II Sites and each Telescan Feature Page shall include a "Powered by Telescan" logo (164 x 41 pixel size) and Telescan's copyright information in the footer of the page.

6. If Telescan purchases, licenses or otherwise acquires the rights to any New Feature (as defined on Attachment 1), Telescan will promptly notify II in writing of the availability of such New Feature. Upon request from II and the agreement of the parties upon any additional charges and fees ("Additional Charges") to be paid by II for such New Feature, Telescan will add such New Feature to the Service (upon such addition, the New Feature shall be deemed a Telescan Feature). The Additional Charges shall not exceed (a) with respect to incremental fees, costs and expenses that Telescan would incur to provide the New Feature to II (e.g., a per look-up fee with respect to real-time quotes), the amount of such incremental fees, costs and expenses (i.e., without a mark-up) and (b) with respect to any other fees, costs and expenses incurred by Telescan with respect to the licensing or acquisition of the New Feature (e.g., a one-time licensing fee, or the purchase price for the feature), the amount of such fees, costs and expenses multiplied by a fraction that reflects the reasonably anticipated usage of the New Feature by II during the Term (defined below) as a proportion of the total reasonably anticipated usage of the New Feature by Telescan and its licensees (including II) over the useful life of the feature.

7. For providing the Service to the Telescan Hosted II Sites, Telescan shall receive 15% of the Net Revenue (defined on Attachment 1) received with respect to the Telescan Hosted II Sites. For providing the Service to the Telescan Feature Pages, Telescan shall receive 15% of the Net Revenue received with respect to the Telescan Feature Pages. II shall pay such fees within 30 days of the end of the calendar month in which the Net Revenue is collected by II. To the extent that II receives applicable Net Revenue in the form of non-cash consideration, II shall pay Telescan one of the following, at II's election: (a) cash equal to 15% of the Fair Market Value (defined below) of the non-cash consideration; (b) 15% of the non-cash consideration in kind; or (c) the number of shares of II common stock obtained by dividing (i) 15% of the Fair Market Value by (ii) the average of the closing price of II common stock as reported by Nasdaq over the seven business days prior to the issuance. As used herein, "Fair Market Value" means the value of the non-cash consideration received by II, as reflected on II's quarterly income statements (excluding any gains or losses related to the sale or other disposition of assets). If II wishes to pay Telescan pursuant to clause (b), II must notify Telescan in writing of II's election. Within ten (10) calendar days of II's notice, Telescan may notify II in writing that Telescan rejects the proposed form of payment; if Telescan timely delivers such written notice, then, notwithstanding the foregoing, II shall pay Telescan pursuant to clause (a) or clause (c), at II's election.

8. Telescan will provide the Service for the Term so long as II renders all compensation due Telescan under this Letter Agreement and the License and Service Agreement. Prior to the execution of the License and Service Agreement, if Telescan has materially breached this Letter Agreement, II must inform Telescan of the material breach of service in writing (the "Default Notice") to Telescan at the address set forth below. Telescan agrees that it will use reasonable efforts to correct any such material breach as promptly as possible. If after thirty (30) days after receipt of the Default Notice, Telescan has not made reasonable efforts to correct the material breach, the contract will be considered in default ("Material Default") and II may terminate this Letter Agreement upon written notice to Telescan ("Termination Notice"). In the event that II terminates this Letter Agreement as a result of any such Material Default, Telescan will remit to II (within 30 days of the Termination Notice) liquidated damages in the amount of one thousand dollars ($1,000) for each day commencing with the date of the Default Notice and ending on the third anniversary of the Effective Date. The parties agree that the actual damages suffered by II as a result of a Material Default would be difficult to ascertain, and each party agrees that the liquidated damages set forth above are reasonable estimates of the harm that II would be expected to suffer. The License and Service Agreement shall contain a provision providing for the payment to II of liquidated damages as calculated above, in the event of termination of the License and Service Agreement due to a material breach of the License and Service Agreement with respect to which material breach Telescan did not, within 30 days after receipt of the Default Notice, make reasonable efforts to correct.

9. II shall reimburse Telescan for all actual royalties, license fees or other similar fees payable by Telescan (without a mark-up) to third party data, content and service providers associated with providing the Service. Such payment shall be made by II within 30 days of receipt of an invoice therefor, setting forth the calculation of such amount in reasonable detail and providing such supporting documentation as II reasonably may request. The current list of Data Vendors and Content Providers is set forth in Attachment 2. Telescan shall provide II promptly after request with a list of the royalties, license fees and other similar fees payable by Telescan to third party data, content and service providers associated with providing the Service.

10. Telescan shall provide Usage and Tracking Reports to II on a weekly basis. The Usage and Tracking Reports shall contain the following information: usage reports including pages viewed with segments of the Telescan Hosted II Sites and Telescan Feature Pages; inbound link reports including the number of successful coded URL page requests from links originating outside of the Telescan Hosted II Sites and Telescan Feature Pages; and information sufficient to establish and monitor each of the metrics defined in the License and Service Agreement. Telescan shall also collect requested and defined survey information, store it in a database, and provide a nightly FTP file available for import by II. (Additional work required to provide this file will be billed and paid at Telescan's then-current published rates.) The parties shall not use or disclose, other than to further the performance of their obligations under the License and Service Agreement, any confidential information of the other party, during the Term or for a period of one year thereafter.

11. The "Term" of the License and Service Agreement shall be 3 years from the Effective Date.

12. II will (in its reasonable discretion) define the advertising inventory on the Telescan Hosted II Sites and the Telescan Feature Pages. II will have sole responsibility for serving the advertising. II shall use reasonable efforts to sell the advertising inventory, but does not warrant that any particular level of advertising will be sold or that any particular level of revenue will be collected with respect to such sales. If II does not sell the entire advertising inventory, the parties will agree upon a plan by which Telescan can sell a portion of the advertising inventory (subject to II's reasonable approval as to advertisers and creative). In such case, Telescan will be entitled to keep 15% of the Net Revenue from such sales and would remit the balance to II, within 30 days of Telescan's receipt of such revenue.

13. Telescan will take a project management approach in the execution of its duties as they relate to the Service. Telescan will collaborate with II on the design, development, management and maintenance of Telescan Hosted II Sites and Telescan Feature Pages strategic to II's internet initiatives. On an as-needed basis, Telescan will participate in II product planning and strategy sessions in order to suggest various combinations, customizations and implementations of Telescan technologies.

14. Telescan will provide phone-based technical support on issues related to the successful operation of the Service to II customer service representatives, on a 24 hours per day, seven days per week basis. Telescan will provide e-mail based technical support on issues related to the successful operation of the Service to II customer service representatives during weekdays between 8:00 a.m. and 5:00 p.m., Central Time.

15. If II should choose to use newsletters provided by Telescan or its subsidiaries on the II Websites, II will remit 85% of the Net Revenue received from those subscriptions to Telescan. If II should choose to use third-party newsletters on the II Websites, II will remit 15% of the Net Revenue received from those subscriptions to Telescan.

16. The parties agree that the following information shall be deemed "Confidential Information" as to which II is the "Disclosing Party," as those terms are used in the Mutual Confidentiality Agreement dated as of July 26, 1999 between the parties: (a) operating metrics and financial performance of Telescan Hosted II Sites and Telescan Feature Pages; (b) calculation of Net Revenue of Telescan Hosted II Sites and Telescan Feature Pages; and (c) information related to the planning or evaluation of potential new Telescan Hosted II Sites and Telescan Feature Pages.

17. II and Telescan shall mutually agree on the form and content of any public announcement which shall be made concerning this letter agreement or the transactions contemplated hereby, and neither II nor Telescan shall make any such public announcement or disclosure relating to this letter agreement or the transactions contemplated hereby without the consent of the other; provided that nothing herein shall prohibit II or Telescan, upon notice to the other party, from making any public filing or disclosure required by law or the policy of any exchange on which such party's (or its parent's) securities are listed.

18. Performance by the parties pursuant to this Letter Agreement shall be as independent contractors. Nothing contained herein or done under the terms of this Letter Agreement shall constitute the parties entering into a joint venture or partnership, or shall constitute any party the agent of any other party for any purpose.

19. If any provision of this Letter Agreement is held invalid, illegal or unenforceable in any respect (an "Impaired Provision"), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

20. This Letter Agreement and its attachments (the "Documents") represent the entire agreement of the parties with respect to the subject matter hereof, and supersede all other discussions, whether written or oral. The terms of the Documents may not be modified or amended except in a writing signed by each party.

21. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights under the Documents shall not be deemed a waiver or a continuing waiver of such rights or a modification of the Documents, and such party may enforce any or all such rights at any time thereafter, subject to any applicable statute of limitations. No waiver of a particular breach or default of the Documents shall be deemed a waiver of any other breach or default of the Documents. All rights and remedies, whether conferred by the Documents, by any other instrument or by law, shall be cumulative, and may be exercised singularly or concurrently.

22. Neither party may assign the Documents or any rights under the Documents without the express written permission of the other parties, and any attempt to do so shall be null and void; provided however that either party may assign all or any portion of its rights under the Documents to any entity that it controls, is controlled by or under common control with. Subject to the foregoing, the Documents shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of the parties.

23. Each of the Documents may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts of such Document, shall constitute one instrument, which shall be binding upon and effective as to all parties. A signature received via facsimile or photocopy shall be deemed an original for all purposes.

24. If the foregoing correctly sets forth your understanding of our intentions with respect to the matters discussed herein, please indicate the same by executing a copy of this Letter Agreement as provided below and returning the same to the undersigned.

25. Any notice or communication required or permitted to be given under this Letter Agreement shall be deemed delivered if sent by: (i) personal delivery, with proof of delivery; (ii) expedited delivery service (e.g.; Federal Express, DHL), with proof of delivery; (iii) registered or certified U.S. mail, eturn receipt requested; or (iv) facsimile or telex transmission, provided each transmission is confirmed. Each such notice shall be deemed delivered if addressed as provided below (or to such different addresses or to the attention of such other persons as may be designated from time to time by such party by written notice to the other parties in accordance with this Section). Any such notice or communication shall be deemed to have been delivered: (a) upon the date of delivery pursuant to clause (i) or (ii); (b) upon receipt of a transmission confirmation if sent by facsimile or telex; or (c) in the case of U.S. mail, five (5) calendar days after deposit, postage pre-paid, in the mails of the U.S.


    If to Telescan:                          If to II:

    Telescan, Inc.                           Individual Investor Group, Inc.
    5959 Corporate Drive, Suite 2000         125 Broad Street, 14th Floor
    Houston, Texas  77036                    New York, New York  10004
    tel:  281-588-9700                       tel:  212-742-2200
    fax:  281-588-9843                       fax:  212-742-0742
    Attn:  Roger C.  Wadsworth               Attn:  General Counsel

26. This Letter Agreement shall become binding upon each of the parties, simultaneously with the execution of the Stock Purchase Agreement of approximately even date herewith between the parties related to the purchase of II common stock for a payment of three million dollars.




           Telescan, Inc.                        Individual Investor Group, Inc.


     By:    _________________________    By:     _________________________

     Name:  _________________________    Name:   _________________________

     Title: _________________________    Title:  _________________________

                                  Attachment 1

                    License and Services Agreement Term Sheet

1. The "Telescan Enterprise Technology Licenses" means perpetual, worldwide, non-exclusive licenses to the following, and the "License Fee" attributable to each Telescan Enterprise Technology License shall be as set forth below.


     Telescan Enterprise Technology License                         License Fee
     -----------------------------------------------                -----------
     >   Host System Software and Technology License:                 $72,000
     >   Base Internet Technology License:                            $62,500
     >   Base SQL Interface Technology License:                       $62,500
     >   Base Quotes License:                                         $37,500
     >   Base News License:                                           $37,500
     >   Base Technical Charting License:                             $37,500
     >   Base Portfolio Tracker License:                              $225,000
     >   Base ProSearch Technology License:                           $375,000
     >   Add on:  ProSearch - "Telescan Rankings" License Upgrade     $225,000


2. The "Aggregate License Fee" means One Million One Hundred Thirty-Four Thousand and Five Hundred US Dollars. ($1,134,500), which equals the sum of the License Fees for each Telescan Enterprise Technology License set forth above.

3. The "Service" means all hosting services, maintenance and support necessary to enable the Telescan Hosted II Sites and Telescan Feature Pages to operate in a manner reasonably acceptable to II, including without limitation (a) writing the computer code necessary to allow the Telescan Hosted II Sites and Telescan Feature Pages to be functional, (b) hosting and database management of all Telescan Hosted II Sites and Telescan Feature Pages, (c) parsing of all data for presentation and integration into the Telescan Hosted II Sites and Telescan Feature Pages, (d) network and bandwidth management, (e) server management, problem management and resolution and load balancing, (f) customer registration and authentication, (g) customer service support and (h) a reasonable level of redundant and back-up systems.

4. The "Development Work" means, for each II Website: (a) the development work needed to bring such website (or the applicable pages thereof) up on the Service, not to exceed four man-weeks of effort - if the level of requested work exceeds four man-weeks, II will be responsible for the excess hours, and all such work will be performed at then-current Telescan rates; and (b) commencing upon the initial launch of a Telescan Hosted II Site or Telescan Feature Page, development work not to exceed two man-days in order to enact changes or modifications that II may request - if the level of requested work exceeds two man-days, II will be responsible for the excess hours, and all such work will be performed at then-current Telescan rates, excluding work performed pursuant to agreements entered into more than one year prior to the Effective Date; in the event Telescan receives non-cash consideration with respect to such development work, the rate for such development work shall be based upon the fair market value of the consideration received. As used herein, a "man-day" and "man-week" mean eight hours of effort of a person possessing reasonable skills in the necessary work. The then-current Telescan rates charged pursuant to this paragraph shall not exceed the lowest rates charged by Telescan to third parties for similar development work.

5. "Telescan Features" means all current and future technology, tools, content and applications incorporated into Telescan's wallstreetcity.com website ("WSC"), including those developed or acquired by Telescan during the Term, and including all of the data and content listed on Attachment 2 hereto. "Telescan Features" shall not include any Telescan Restricted Features or New Features (except that Telescan Features will include New Features that are added to the Service pursuant to the agreement of the parties).

6. "New Features" means any new technology, tools, content and applications licensed by Telescan from a third party or acquired by Telescan from a third party (through a significant outlay of resources or via acquisition) with the right to provide such licensed or acquired New Feature through WSC, or to Telescan's alliance partners such as II, or as an II Restricted Feature.

7. "II Restricted Features" means all updates, upgrades, additions, and revisions to the Telescan Features and New Features developed by Telescan for II on a "work for hire" or exclusive basis, such that Telescan is contractually restricted from providing the same to its other customers or to WSC.

8. "Telescan Restricted Features" means any updates, upgrades, additions and revisions to Telescan Features or new features developed by Telescan for third parties on a "work for hire" or an exclusive basis such that Telescan is contractually restricted from providing the same to II, provided that Telescan will not agree to any such restriction unless it applies to all of its other customers and to WSC.

9. "Net Revenue" means Gross Revenue less Specified Expenses. "Gross Revenues" means all revenue, fees, charges and other amounts collected from end users, advertisers, sponsors and other users of the Telescan Hosted II Sites and Telescan Feature Pages (net of refunds and make-goods), including without limitation all online charges, sponsorship fees, subscription fees, vendor fees, insertion fees, product sales fees, and advertising charges, that were earned during the Term. "Specified Expenses" means the following expenses incurred by or on behalf of II in connection with the Service:

(i)      All state sales and use taxes.
(ii) All merchant fees payable to any credit card issuers, check or other processing fees, credits for services and bad debt incurred in connection with the Service by II or Telescan, as applicable.
(iii) All royalties, license fees or other similar fees payable to third party data and service providers.
(iv) As to any product sold on the Service, the actual cost paid to third parties by II for that product (net of rebates).
(v) As to any advertisement sold on or in connection with the Service, II's actual cost of any commissions paid to II sales personnel or third parties for the procurement of advertisements, sponsorships or other promotions (and, if applicable, Telescan's actual cost of any commissions paid to Telescan sales personnel or third parties for the procurement of advertisements, sponsorships or other promotions).

                                  Attachment 2

              Data Vendors and Content Providers - As Of July, 1999


                              North American Quotes
                              ---------------------
           American                                                 CME
           New York                                                 MACE
            NASDAQ                                                Toronto
             OPRA                                                 Montreal
            NYMEX                                                Vancouver
            CYMEX                                                 Alberta
             CEC                                                  Winnipeg
             CBOT



                       Other North American Security Feeds
                       -----------------------------------

                              Dow Jones Index Feed
                     Iverson Financial - Dividends & Splits
                   Muller Data - End of day h/l/v pricing file



                              International Quotes
                              --------------------

                           Dow Jones Global Index Feed



                                 News Wire Feeds
                                 ---------------

                                       o   Interactive Sports Wire
o   Comtex                             o   ITAR/TASS News Agency
o   A&G Information Services           o   M2 Communications
o   Africa News Service                o   Newsbytes News Network
o   AsiaInfo Services, Inc.            o   PR Newswire
o   Business Wire                      o   South American Business Information
o   Canadian Corporate News            o   The Sports Network
o   The Content Factory                o   States News Service
o   Cineman                            o   United Press International (UPI)
o   Compass Middle East Wire           o   U.S. Newswire
o   FedNet Government News             o   Washington Technology
o   Futures World News (FWN)           o   Xinhua News Agency
o   InfoLatina                         o   World Entertainment News Network
o   Inter Press Service (IPS)          o   Ziff-Wire Highlights

                                  ATTACHMENT 2
                                  ------------

                       Data Vendors and Content Providers
                       ----------------------------------

                                  - continued -

               Fundamentals, Earnings, Research, Commentary, etc.
               --------------------------------------------------

                             Daily Market Consensus
                           Market Guide - Fundamentals
              Vickers - Insider Trading (and Institutional Holders)
                           Zack's - Earnings Estimates
                               S&P Industry Groups
                           Macro*World Price Forecasts
                               J & J Mutual Funds
                                      IDEA




                                Soon To Be Added
                                ----------------

                         INVESTools.com - 3rd Qtr. 1999
                   Hoovers Capsules & Profiles - 3rd Qtr. 1999
                      Hoovers IPO Central - 3rd Qtr. 1999.
                          Microcap 1000 - 3rd Qtr. 1999
              Media General Fundamental Information - 1st Qtr. 2000

                                  Attachment 3


                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated as of September 29, 1999 (the "Effective Date"), is entered into between INDIVIDUAL INVESTOR GROUP, INC., a Delaware corporation with its principal place of business at 125 Broad Street, 14th Floor, New York, New York 10004 (the "Company"), and TELESCAN, INC., a Delaware corporation, having its principal place of business at 5959 Corporate Drive, Suite 2000, Houston, Texas 77036 (the "Buyer").

1.       SALE AND ISSUANCE OF COMMON STOCK.

         1.1 Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Buyer agrees to purchase from the Company, and the Company agrees to sell, issue and deliver to Buyer, the number of shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock") obtained by dividing ONE MILLION ONE HUNDRED THIRTY-FOUR THOUSAND AND FIVE HUNDRED DOLLARS ($1,134,500) (the "Purchase Price") by the Purchase Price Per Share (as defined below) of the Common Stock. As used herein, "Purchase Price Per Share" shall mean the average of the last sale prices of the Common Stock, as reported by Nasdaq, for the seven business days prior to the date of the Closing.

2.       CLOSING.

         2.1 The closing of the transaction contemplated by the Agreement (the "Closing") is conditioned upon (a) the closing of that certain Stock Purchase Agreement of approximately even date herewith between the parties related to the purchase of Common Stock for a payment of three million dollars and (b) the execution of the binding letter agreement between the parties dated as of September 29, 1999 concerning a License and Service Agreement (the "Letter Agreement").

3.       CLOSING ITEMS.

         3.1 At the Closing, the Company shall deliver, or cause to be delivered, to Buyer resolutions of the board of directors of the Company authorizing the execution, delivery and consummation of this Agreement, the issuance of the Shares and the other matters contemplated hereby, certified as to their due adoption and continued validity by the Secretary of the Company.

         3.2 Promptly (and in no event more than five (5) business days) after the Closing, the Company shall deliver, or cause to be delivered, to Buyer one or more certificates (as requested by Buyer) representing in the aggregate the Shares.

         3.3 At the Closing, Buyer shall deliver, or cause to be delivered, an executed copy of the Letter Agreement.

4. FURTHER ASSURANCES. Each party shall execute such additional documents and take such other actions as the other party or parties may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

5. REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company hereby represents and warrants to and covenants with Buyer as follows:

         5.1 Organization. The Company is duly organized, validly existing and in good standing in the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted and to execute, deliver and perform this Agreement. The Company is duly licensed, authorized and qualified to do business and is in good standing in all jurisdictions (domestic or foreign) in which the conduct of its business or the ownership or leasing of its properties requires it to be so licensed, authorized or qualified, except where its failure to be so licensed, authorized or qualified would not have a material adverse effect, singularly or in the aggregate, on the results of operations, financial condition, properties, business or prospects of the Company (a "Material Adverse Effect").

         5.2 Authority; Execution and Delivery, Etc. The execution, delivery, and performance of this Agreement has been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or its stockholders are required. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general or general principles of equity.

         5.3 Financial Condition. The consolidated financial statements of the Company included in the Disclosure Documents (as described in Section 5.11) fairly present on a consolidated basis the financial position, the results of operations, the changes in financial position and the changes in stockholders' equity and the other information purported to be shown therein of the Company and its consolidated subsidiaries at the respective dates and for the respective periods to which they apply and such financial statements have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods involved, and all adjustments necessary for a fair presentation of the results for such periods have been made.

         5.4 Validly Issued Shares. The Shares to be issued, sold and delivered in accordance with the terms of this Agreement for the consideration set out herein, will, upon issuance in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws. The issuance of the Shares to Buyer pursuant to this Agreement will comply with all applicable laws, including federal and state securities laws, and will not violate the preemptive rights of any person.

         5.5 Consents. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement, or the consummation by the Company of the transactions contemplated hereby, which has not already been obtained, except for the filing of any notices of sale required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or Securities Exchange Act of 1934, as amended (the "Exchange Act") or with the Nasdaq Stock Market, or such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

         5.6 Litigation. There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company, nor does the Company have any actual knowledge that there is any basis for the foregoing, except for those disclosed in the Disclosure Documents, those for which there has been no manifestation by a potential claimant of an awareness of a possible claim and for which the Company has not determined that it is probable that a claim will be asserted, and those which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment or engagement of any of the Company's employees or consultant, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their current employers/clients (in the case of consultants), or their obligations under any agreements with such employers/clients. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

         5.7 Compliance with Other Instruments. The Company is not in violation or default in any material respect of any provision of its Restated and Amended Certificate of Incorporation, as amended, or bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company; except where such violation or default would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties, except where such violation, default, event, suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have a Material Adverse Effect.

         5.8 Material Facts. The Company has provided Buyer with all the information reasonably available to it that Buyer has requested for deciding whether to purchase the Shares. The representations and warranties by the Company contained in this Agreement, when taken together with the Disclosure Documents, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading, except, with respect to assumptions, projections and expressions of opinions or predictions contained in the documents or written materials furnished by the Company, the Company represents only that such assumptions, projections and expressions of opinions and predictions were made in good faith and the Company believes that there is a reasonable basis therefor.

         5.9 Compliance with Laws. To the best knowledge of the Company, the Company is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations and orders of any governmental entity, except where non-compliance would not reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice or other communication whether oral or written from any governmental entity, arbitrator or any other person regarding any such violation or failure.

         5.10 Subsequent Events. Subsequent to the respective dates as of which information is given in the Disclosure Documents, except as described therein, there has not been any Material Adverse Effect on the Company and its subsidiaries, whether or not arising from transactions in the ordinary course of business, the Company and its subsidiaries have not sustained any material loss or interference with their businesses or properties from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, and since the date of the latest balance sheet included in the Disclosure Documents, neither the Company nor any of its subsidiaries has incurred or undertaken any liability or obligation, indirect or contingent, except for liabilities or obligations incurred or undertaken in the ordinary course of business and except for any such liabilities or obligations as are reflected in the Disclosure Documents.

       5.11 Disclosure. The Company has provided to Buyer true, correct and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31 1998; its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998; its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999; its Notice of Annual Meeting of Stockholders and Proxy Statement relating to its annual meeting of stockholders held on June 22, 1999; and its Current Report on Form 8-K dated June 2, 1999 (collectively, the "Disclosure Documents").

6. REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to the Company as follows:

         6.1 Buyer is aware that its investment in the Company involves a substantial degree of risk, including, but not limited to the following: (i) if the Company fails to meet the maintenance criteria for continued inclusion on the Nasdaq National Market System ("NMS"), including but not limited to, the requirement that the Company maintain minimum net tangible assets of at least $4,000,000 and the requirement that the minimum bid price of the Common Stock is at least $1.00, it may be delisted from the NMS; (ii) the Company has had substantial operating losses for the fiscal year ended December 31, 1998 and for the fiscal quarters ended March 31, 1999 and June 30, 1999 and expects to continue to incur losses in the future; (iii) the Company will need additional financing in the future to fund operating losses and for capital investment in its current and proposed business operations; (iv) the Company's development of its internet products is not currently generating sufficient revenue to cover development and operating expenses, and may not be profitable in the future; (v) management and the existing principal stockholders of the Company beneficially own a substantial amount of the outstanding voting stock of the Company and accordingly are in a position to substantially influence the election of all directors of the Company and the vote on matters requiring stockholder approval; and (vi) the Company's success will to a significant extent rely upon the continued services and abilities of Jonathan Steinberg. Buyer acknowledges and is aware that there is no assurance as to the future performance of the Company.

         6.2 Buyer is purchasing the Shares for its own account for investment and not with a view to or in connection with a distribution of the Shares, nor with any present intention of selling or otherwise disposing of all or any part of the Shares, except as contemplated in Section 8 below. Subject to Section 8 below, Buyer agrees that it must bear the economic risk of its investment because, among other reasons, the Shares have not been registered under the Securities Act, or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless and until they are registered under the Securities Act and under applicable securities laws of certain states, or an exemption from such registration is available.

         6.3 Buyer has the financial ability to bear the economic risk of its investment in the Company (including its complete loss), has adequate means for providing for its current needs and has no need for liquidity with respect to its investment in the Company.

         6.4 Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has obtained, in its judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company. Buyer has had full opportunity to ask questions and receive satisfactory answers concerning all matters pertaining to its investment and all such questions have been answered to its full satisfaction. Buyer has been provided an opportunity to obtain any additional information concerning the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense. Buyer has received no representation or warranty from the Company with respect to its investment in the Company, and Buyer has relied solely upon its own investigation in making a decision to invest in the Company.

         6.5 Buyer is an "accredited investor" as defined in Section 2(15) of the Securities Act and in Rule 501 promulgated thereunder.

         6.6 The execution, delivery, and performance of this Agreement has been duly authorized by Buyer and no other corporate proceedings on the part of Buyer or its stockholders are required. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general or general principles of equity.

7.       RESTRICTIONS ON TRANSFER.

         7.1 Restrictions on Transfer. Buyer agrees that it will not sell, transfer, or otherwise dispose of any of the Shares except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act and the Company has received an opinion of counsel satisfactory to the Company that such exemption is available.

         7.2 Legend. Each certificate for the Shares shall bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH EXEMPTION IS AVAILABLE."

8.       REGISTRATION RIGHTS.

         8.1 Filing of Registration Statement. Within thirty (30) days after the Closing Date, the Company shall file a registration statement under the Securities Act ("Registration Statement") with respect to the Shares.

         8.2 Expenses. All expenses in connection with the Registration Statement shall be borne by the Company except for applicable transfer taxes and expenses of counsel to Buyer, which shall be borne by Buyer.

         8.3 Information Relating to Buyer. Buyer agrees that in connection with the Registration Statement it will provide to the Company all information and execute and deliver all documents, agreements, certificates and other items at its expense, as the Company and/or its counsel reasonably request, and the failure to provide such information or items shall permit the Company to delay the filing of, or not have declared effective, the Registration Statement filed by the Company pursuant to Section 8.1.

         8.4      Indemnification.

                  8.4.1 Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless Buyer and its directors, officers, employees and each person, if any (a "Controlling Person") who controls Buyer within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) to which it may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement in which Buyer's securities shall be included or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with information furnished to the Company with respect to Buyer by Buyer or its agents, in writing, expressly for use in any such registration statement. The Company agrees promptly to notify

Buyer of the commencement of any litigation or proceedings against the Company or any of its officers, directors or controlling persons in connection with the issue and sale of the Shares in connection with any such registration statement.

                  8.4.2 If any action is brought against Buyer in respect of which indemnity may be sought against the Company pursuant to this Section 8.4, Buyer shall promptly notify the Company in writing of the institution of such action and the Company shall assume the defense of such action, including the employment and fees of counsel and payment of actual expenses. Buyer shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Buyer unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, or (ii) the Company shall not have employed counsel to have charge of the defense of such action, or (iii) Buyer shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of Buyer), in any of which events the reasonable fees and expenses of not more than one additional firm of attorneys selected by Buyer and/or controlling person shall be borne by the Company. Notwithstanding anything to the contrary contained herein, if Buyer shall assume the defense of such action as provided above, the Company shall have the right to approve the terms of any settlement of such action which approval shall not be unreasonably withheld.

                  8.4.3 Buyer agrees to indemnify and hold harmless each of the Company, its directors, officers and employees, any underwriter (as defined in the Securities Act) and each Controlling Person of the Company, against any and all loss, liability, claim, damage and expense described in the foregoing indemnity from the Company to Buyer, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions directly relating to Buyer in any such registration statement furnished to the Company by Buyer or its agents, in writing, expressly for use in any such registration statement. In case any action shall be brought against the Company or any other person so indemnified based on any such registration statement, and in respect of which indemnity may be sought against Buyer, Buyer shall have the rights and duties given to the Company, and the Company and each other person so indemnified shall have the rights and duties given to Buyer by the provisions of paragraph 8.4.2 above.

         8.5      Contribution.

         (a) In order to provide for just and equitable contribution under the Securities Act in any case in which (i) any person entitled to indemnification under Section 8.4 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 8.4 provides for indemnification in such case, or (ii) contribution under the Securities Act, the Exchange Act, or otherwise may be required on the part of any such person in circumstances for which indemnification is provided under Section 8.4, then, and in each such case, the Company and Buyer shall contribute, in proportion to their relative fault, to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and Buyer, as incurred; provided, that, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (b) Within fifteen days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the "contributing party"), notify the contributing party of the commencement thereof, but the omission to so notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party notifies a contributing party or its representative of the commencement thereof within the aforesaid fifteen days, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. Any such contributing party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of such contributing party. The contribution provisions contained in this Section 8 are intended to supersede, to the extent permitted by law, any right to contribution under the Securities Act, the Exchange Act or otherwise available.

         9.       MISCELLANEOUS.

         9.1 Expenses. Each party shall be liable for its own expenses in connection with the transactions contemplated by this Agreement.

         9.2 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Company and of Buyer, whether so expressed or not.

         9.3 Notices, Etc. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person, by overnight courier or mailed by certified or registered mail first-class, postage prepaid:

         If to the Company:                   with a copy to:

         Individual Investor Group, Inc.      Graubard Mollen & Miller
         125 Broad Street, 14th Floor         600 Third Avenue
         New York, New York 10004             New York, New York  10016
         Attention:  General Counsel          Attn:  Peter M. Ziemba, Esq.
         fax:  212-742-0742                   fax:  212-818-8881

         If to Buyer:                         with a copy to:

         Telescan, Inc.                       Telescan, Inc.
         5959 Corporate Drive, Suite 2000     5959 Corporate Drive, Suite 2000
         Houston, Texas  77036                Houston, Texas  77036
         Attention:  Roger C. Wadsworth       Attn:  General Counsel
         fax:  281-588-9843                   fax:  281-588-9843

         Any such notice, request, demand or other communication hereunder shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand or overnight courier, at the time of receipt thereof and (ii) if sent by registered or certified first-class mail, postage prepaid, five business days thereafter. Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

         9.4 Governing Law. This Agreement is being delivered and is intended to be performed in the State of New York and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of such State, without reference to principles of choice of law.

         9.5 Entire Agreement. This Agreement, together with any exhibits hereto (which exhibits are an integral part hereof), constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and proposals, written or oral, with respect to such subject matter. Each party represents that it is not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement.

         9.6 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

         9.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect (an "Impaired Provision"), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

         9.8 Negotiation. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power, with all parties participating in its preparation. The parties acknowledge and agree that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto.

         9.9 Counterparts and Facsimile/Photocopy Signatures; Authority of Signatories. This Agreement may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties. A signature received via facsimile or photocopy shall be deemed an original for all purposes. Each party represents that the person signing this Agreement on the party's behalf has been duly authorized to execute this Agreement on behalf of such party, and all of the signatories hereto signing in a representative capacity warrant and represent that they have been duly authorized by and on behalf of their respective principals to execute this Agreement.

         9.10 Headings. The Article and Section headings used herein are for convenience only and do not define, limit or construe the content of such sections. All references in this Agreement to Article and Section numbers refer to Articles and Sections of this Agreement, unless otherwise indicated.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                                   INDIVIDUAL INVESTOR GROUP, INC.


                                   By:________________________________
                                   Name:    ______________________
                                   Title:   ______________________


                                   TELESCAN, INC.


                                   By:________________________________
                                   Name:    ______________________
                                   Title:   ______________________